For Immediate Release - #2
Pricester.com Unveils Blockbuster Technology to Domain Industry

HOLLYWOOD, FL (March 5, 2007) - Today, at the T.R.A.F.F.I.C. Convention & Expo in Las Vegas, Nevada-one of the most significant and widely attended events in the Internet domaining industry-Pricester.com will showcase it's highly anticipated new product, REVSITES(tm). The product release is expected to generate enthusiastic acceptance by attendees, representing the most active domain name owners (domainers).

Pricester's CEO, Ed Dillon, commented that "The domaining industry represents a huge lucrative market and opportunity for our company. Domaining as a business is exploding and what we're offering is tremendous and couldn't be better timed! Domainers are savvy investors and are looking for real solutions that can net them more revenue.
What Pricester is bringing to the table is right on target".

Pricester's REVSITES(tm) permits advertiser revenue on the Internet to flow from popular search engines like Google and Yahoo, as well as other advertising networks, directly to the domainer-eliminating typical revenue sharing with third-parties.

Joe Puentes, Pricester's president, who spearheaded the REVSITES(tm) project development team said, "REVSITES(tm) are fully monetized and optimized websites, plus their rich content drives more organic traffic to the domainer's website".

The release of REVSITES(tm) keeps Pricester.com at the technological forefront of the website explosion.
About Pricester.Com : Pricester.Com is an e-commerce company currently operating a website that enables any business to establish a fully functional online retail presence. The company's website, http://www.Pricester.com , is an Internet marketplace which allows vendors to host their website with product and service listings and allows consumers to search for those same listed products and services. The Pricester.Com logo is available at http://www.primezone.com/newsroom/prs/?pkgid=2804

Forward Looking Statements
Except for historical matters contained herein, the matters discussed in this release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that these statements reflect numerous assumptions and involve risks and uncertainties that may affect Pricester.com, Inc., its business and prospects, and cause actual results to differ materially from these statements. Among these factors are Pricester.com, Inc.'s operations; competition; barriers to entry; reliance on strategic relationships; rapid technological changes; inability to complete transactions on favorable terms; the schedule and sell-through for websites; consumer demand for websites; the timing of the introduction of new generation competitive ecommerce systems, pricing changes by key vendors for hardware and software, the timing of any such changes, and the adequacy of supplies of new software product.

In light of the risks and uncertainties inherent in these forward-looking statements, they should not be regarded as a representation by Pricester.com, Inc. or any other person that the projected results, objectives or plans will be achieved. Pricester.com, Inc. undertakes no obligation to revise or update the forward-looking statements to reflect events or circumstances after the date hereof.

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CONTACT:  Pricester.com, Inc.
          Investor Relations
          Ed Dillon
          (954) 272-1200
                  edillon@pricester.com